Exhibit 99.1

COMMUNITY BANCORP., LYNDONBANK AND NATIONAL BANK OF MIDDLEBURY ANNOUNCE EXECUTION OF AGREEMENT
FOR BRANCH SALE

December 7, 2007

DERBY, LYNDONVILLE AND MIDDLEBURY, VT – Community Bancorp. (OTCBB: CMTV), the holding company for Community National Bank (“Community National”), LyndonBank (Pink Sheets: LYSB) and National Bank of Middlebury (“Middlebury”), announced today that they have signed a definitive Purchase and Assumption Agreement for the purchase by Middlebury of the Vergennes branch office of LyndonBank immediately following completion of the planned merger of LyndonBank with and into Community National.  The parties expect these transactions to close on or about December 31, 2007.

Under the terms of the Purchase and Assumption Agreement, Middlebury will assume all of the deposits booked at LyndonBank’s Vergennes branch and will purchase certain branch loans and fixed assets, including the real estate.  The Agreement contains customary representations, warranties, covenants and conditions to closing.  As of October 22, 2007, there were approximately $9.7 million in deposits booked to the Vergennes branch.

The parties had signed a letter of intent in early October outlining the material terms of the transaction.

Completion of the branch sale is subject to regulatory approval. It is also contingent on completion of the Community National – LyndonBank merger, for which regulatory and shareholder approvals have already been obtained.

About Community National Bank

Headquartered in Derby, Vermont, Community National Bank is an independent bank and wholly-owned subsidiary of Community Bancorp. that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.  As of September 30, 2007, Community Bancorp.’s total consolidated assets, deposits and net loans were approximately $350.8 million, $302 million and $253.1 million, respectively.

About LyndonBank

Founded in 1884 and headquartered in Lyndonville, Vermont, LyndonBank serves customers through 7 banking offices and offers a variety of products for consumers, businesses, government agencies, and non-profit organizations.  As of September 30, 2007, LyndonBank’s total assets, deposits and net loans were approximately $156.6 million, $123.2 million and $112 million, respectively.

About National Bank of Middlebury

National Bank of Middlebury is a community bank and wholly-owned subsidiary of Middlebury National Corporation, founded in 1831 and headquartered in Middlebury, Vermont.  It serves customers through its four full service offices in Middlebury and Bristol in Addison County and Brandon in Rutland County. As of September 30, 2007, Middlebury National Corporation’s total consolidated assets, deposits and net loans were approximately $217.5 million, $179 million and $156.3 million, respectively.

For more information, please contact Richard C. White, Chairman and CEO, Community Bancorp. (802) 334-7915; Stephen P. Marsh, President and COO, Community National Bank (802) 334-7915; Charles W. Bucknam, President and CEO, LyndonBank (802) 626-1111; or G. Kenneth Perine, President and CEO, National Bank of Middlebury (802) 388-4982.